Exhibit 10.1

AVAYA INC. 2004 LONG TERM INCENTIVE PLAN (“PLAN”)
FORM OF PERFORMANCE VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR FISCAL 2007 AWARDS

Name	Grant Date

«FirstName» «LastName»	«GrantDate»

Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

You have been granted as of the Grant Date set forth above, «XX» restricted stock units (“Restricted Stock Units”) (subject to Section 1 below). Upon termination of the restrictions related thereto, each Restricted Stock Unit will be converted into one share of Avaya Inc. (“Avaya” or “Company”) common stock, par value $.01 (“Shares”), subject to the terms and conditions of the Plan and this Agreement.

1.               Vesting of Award.  The Restricted Stock Units shall vest and become nonforfeitable based upon the terms and conditions set forth below:

(a)          For the period from and including October 1, 2006 (the “Period Start Date”) through and including September 30, 2009 (such period is referred to as the “Restriction Period”), the Committee must determine that the Company has achieved a Total Shareholder Return greater than or equal to the 25th percentile of the Peer Group; provided, however, that the number of Restricted Stock Units that may vest and become nonforfeitable may be between 0 and 200% of the number of Restricted Stock Units referenced above based on the Company’s Total Shareholder Return performance relative to the Peer Group, all as set forth on the schedule attached hereto as Appendix A  (the number of Restricted Stock Units finally determined in accordance with this provision shall be known as the “Eligible Restricted Stock Units”).

(b)         Assuming the Committee makes its determination under Section 1(a), then all Eligible Restricted Stock Units shall vest, become nonforfeitable and shall be payable on the first trading day following the date on which the Committee makes its determination in Section 1(a) (the date on which any Restricted Stock Unit vests being the “Vesting Date” for such Restricted Stock Unit).

(c)          Consistent with the terms of the Plan, the Committee may, in its discretion, reduce the amount of any Award subject to Article 22 of the Plan based on such criteria as it shall determine, including but not limited to individual merit.

(d)         Total Shareholder Return is defined as the difference in Stock Price Values on the Measurement Dates, adjusted for dividend reinvestment, determined as set forth below:

(i)                                        The term “Measurement Dates” means:

(A)	Initial Measurement Date:	September 30, 2006
(B)	Final Measurement Date:	September 30, 2009

(ii)                                     The term “Stock Price Values” means the average of the closing stock prices for the 30 consecutive trading days ending on each Measurement Date, as reported on each Peer Group company’s principle trading exchange.

(e)          Peer Group is defined as those companies which continuously comprise the Standard & Poor’s Information Technology Index during the entire Restriction Period, including Avaya.

2.               Termination of Employment.  If prior to September 30, 2009 your employment terminates for any reason other than death or disability as described below, including without limitation, retirement and termination as a result of your employer ceasing to be either Avaya or a Subsidiary, all Restricted Stock Units subject to this Award shall be forfeited and cancelled. If on or after September 30, 2009 but prior to the date on which the Committee makes its determination in Section 1(a) above your employment terminates for any reason, then the Restricted Stock Units that are the subject of this Award shall continue without cancellation and shall vest and be payable in accordance with Section 1 above.  Transfer to and from Avaya and any Subsidiary shall not be considered a termination of employment for purposes of this Agreement.  Nor shall it be considered a termination of employment for purposes of this Agreement if you are placed on an approved leave of absence, unless the Committee shall otherwise determine.

(a)                                  Death - If you die prior to September 30, 2009, then the Restriction Period related to the Eligible Restricted Stock Units will end and the award will be paid only if the condition set forth in Section 1(a) is met, in which case the award will be paid in accordance with Section 1(b) above according to the following formula and all other Restricted Stock Units not so paid will be forfeited and cancelled:  the number of Restricted Stock Units that will vest shall be determined by multiplying the total number of Eligible Restricted Stock Units by a fraction, the numerator of which shall be equal to the number of complete months in the Restriction Period in which you survived following the Period Start Date, and the denominator of which shall be equal to the number of complete months in the Restriction Period.

(b)                                 Disability - “Disability” means termination of employment under circumstances where you qualify for and receive payments under a long-term disability pay plan maintained by Avaya or any Subsidiary or as required by or available under applicable local law.  If your employment is terminated prior to September 30, 2009, then the Restriction Period related to the Eligible Restricted Stock Units will end and the award will be paid only if the condition set forth in Section 1(a) is met, in which case the award will be paid in accordance with Section 1(b) according to the following formula and all other Restricted Stock Units not so paid will be forfeited and cancelled:  the number of Restricted Stock Units that will vest shall be determined by multiplying the total number of Eligible Restricted Stock Units by a fraction, the numerator of which shall be equal to the number of complete months in the Restriction Period you were employed by Avaya or any Subsidiary following the Period Start Date, and the denominator of which shall be equal to the number of complete months in the Restriction Period.

3.               Delivery of Shares.   Subject to Section 6, the Company will deliver a certificate representing the Shares being distributed to you or to your legal representative in accordance with the provisions of Section 1(b).

4.               Transferability.  Unless otherwise provided for in the Plan, you may not transfer, pledge, assign, sell or otherwise alienate your Restricted Stock Units.

5.               No Right of Employment.  Neither the Plan nor this Restricted Stock Unit Award shall be construed as giving you the right to be retained in the employ of Avaya or any Subsidiary.

6.               Taxes.  Avaya shall deduct or cause to be deducted from, or collect or cause to be collected with respect to, your Restricted Stock Units any federal, state, or local taxes required by law to be withheld or paid with respect to your Restricted Stock Units, and you or your legal representative or beneficiaries shall be required to pay any such amounts.  Avaya shall have the right to take such action as may be necessary, in Avaya’s opinion, to satisfy such obligations.

7.               Beneficiary.  You may, in accordance with procedures established by the Committee, designate one or more beneficiaries to receive all or part of this award in case of your death, and you may change or revoke such designation at any time.  Such designation shall not be effective unless and until the Senior Vice President- Human Resources shall determine, on advice of counsel, that resale of Shares by your beneficiary(ies) does not require any registration, qualification, consent or approval of any securities exchange or governmental or regulatory agency or authority.  In the event of your death, any portion of this Award that is subject to such a designation (to the extent such designation is valid, effective and enforceable under this Agreement and applicable law) shall be distributed to such beneficiary or beneficiaries in accordance with this Agreement.  Any other portion of this Award shall be distributed to your estate.  If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, or to the extent your designation is not effective, such portion will be delivered to your estate, in which event neither Avaya nor any Subsidiary shall have any further liability to anyone with respect to such award.

8.               Confidentiality; Non-solicitation; Recoupment of Profits.

(a)                                  You recognize and acknowledge that during your employment with Avaya you have had access to highly confidential and proprietary Company information and trade secrets (“Proprietary Information,” as described herein) and the use, misappropriation or disclosure of  Proprietary Information would cause irreparable injury to Avaya; and it is essential to the protection of Avaya’s good will and to the maintenance of Avaya’s competitive position that Proprietary Information be kept secret and that you not disclose  Proprietary Information to others or use any Proprietary Information to your own advantage or the advantage of any third parties.  For purposes of this Agreement, the term “Proprietary Information” shall include any and all information, in any form whatsoever, including but not limited to, hard copy, computer floppy diskette, CD, CD-ROM drive, information retained in electronic storage, or other information storage means, relating to Avaya’s technology; techniques; processes; tools; research and development; market research, data and strategy; and, information relating to sales, pricing and customers, including customer-specific sales information, pricing policies and strategies.

(b)                                 You further recognize and acknowledge that it is vital for the proper protection of Avaya’s legitimate interests that during the term of your employment and for a period of one (1) year from the date of termination of your Avaya employment you may not directly or indirectly: (i) solicit, induce, or attempt to induce employees of Avaya or any affiliate of Avaya to terminate their employment with, or otherwise cease their relationship with Avaya or any affiliated company; or (ii)  solicit, induce, hire or attempt to solicit, induce or hire any employee of Avaya to work or provide services to any third party; or (iii) solicit to divert or take away or attempt to divert or to take away, the business or patronage of any of Avaya’s clients, customers or accounts, or prospective clients, customers or accounts.  Insofar as the restrictions set forth in this paragraph prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at Avaya, they shall not apply to you if you are a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which you are licensed as an attorney.

(c)                                  You agree that if you violate the terms of this Section (a) or (b), this Agreement will be cancelled immediately in its entirety, and any benefit already paid out within twelve (12) months prior to Avaya’s notice to you of such violation shall, at the sole discretion of Avaya, be required to be repaid to Avaya within ten (10) business days of Avaya’s demand of you in writing.  Further, insofar as any violation of this Section (a) or (b) may cause harm or injury to Avaya which may not be calculable or remedial by way of monetary damages, you understand and acknowledge that Avaya may initiate an action in law or in equity to prevent you from engaging in any conduct which is in violation of this Section (a) or (b) and/or to initiate an action to recoup any and all profits you have earned as a result of this Agreement.

(d)                                 If any restriction set forth in this Section is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(e)                                  You understand and agree that the restrictions contained in this Section are necessary for the protection of the business and goodwill of Avaya and are expressly considered by you to be reasonable for such purpose.

9.               Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

10.         Subject to Plan.  This Agreement and grant of Restricted Stock Units are subject to all of the terms and conditions of the Plan.

Please indicate your acceptance of terms 1-10, and acknowledge that you have received a copy of the Plan, as currently in effect, by signing at the place provided and returning the original of this Agreement.

ACCEPTED AND AGREED:	Avaya Inc.
SIGNATURE	BY